Exhibit 99.1

Ariad Appoints Two New Members to Its Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointments of Massimo Radaelli, Ph.D. and Wayne Wilson to its Board of Directors.

Dr. Radaelli is the President and Chief Executive Officer of Dompé International SA, the international pharmaceutical company of the Dompé Group, where he is responsible for the company’s global sales and export activities. He joined Dompé in 1996 as director of corporate business development and was responsible for the initiation of Dompé’s global strategy in its Swiss subsidiary and for its strategic planning, licensing, alliances and new-product opportunities in Europe. Previously, Dr. Radaelli held various sales and marketing positions at the Dupont-Merck Pharmaceutical Company, Hoffman-La Roche Ltd. and the Menarini Group. He currently serves on the board of directors of Dompé Farmaceutici SpA, Dompé SpA, and Philogen SpA, a privately held Italian biopharmaceutical company. Dr. Radaelli received a University Degree in pharmaceutical sciences and a Ph.D. in clinical pharmacology from the University of Milan and an Executive Master of Business from Bocconi University of Milan.

Mr. Wilson is an independent business advisor and certified public accountant. From 1995 to 2002, he served in various roles as president, chief operating officer and chief financial officer of PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. Previously, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. He currently serves on the board of directors of Hologic, Inc. (Nasdaq: HOLX), a medical device and diagnostics company focused on women’s health, and Edgewater Technology, Inc. (Nasdaq: EDGW), a technology management consulting company. Mr. Wilson received an A.B. degree in political science from Duke University and an M.B.A. with concentration in accounting and finance from the University of North Carolina at Chapel Hill. Mr. Wilson will chair the Board’s audit committee.

“I am very pleased to have two such outstanding leaders and experts in their respective fields join our Board of Directors,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Massimo is a pharmaceutical executive with an in-depth understanding of global product strategy, drug commercialization and corporate development. Wayne brings extensive experience as a corporate director and executive of public companies and as an audit committee financial expert to our Board. I look forward to working closely with both of them as we transform ARIAD to a fully integrated oncology company with marketed products and a strong, promising pipeline.”

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208